Stock Transfer Agreement
(English Translation)

	Party A: Transferor Information	Party B: Transferee Information
Name of Company	Shandong Zhouyuan Seed and Nursery Co., Ltd. (SZSN.OB)	Zhou Jian
Contact Information	238 Jianxindong Street Laizhou, Shandong Province The People’s Republic of China	16 Tong Xin Lin North Road Building 6, Unit 2, No. 3 Wu Hou District Chengdu, Sichuan Province The People’s Republic of China
Telephone	0535-2212279	610041 15902845785
Purchase Price	CNY 500,000	7,000,000 shares of common stock

A. Representations of the Parties:

1.	Party A represents to Party B that all information provided are true and correct.
2.	Party B represents to Party A that the origin of the funds used to purchase the Company’s stock is legal.
3.	Party B agrees to be bound by all applicable law and the terms of this Agreement.
4.	Party B is aware of the risk associated with the investment contemplated by this Agreement, and desires to purchase the Company’s common stock despite of the risks involved.

B. Terms of the Agreement:

1.	Party A shall issue 7,000,000 shares of its common stock (the “Shares”) to Party B.
2.	Party B agrees to accept the Shares.
3.
Within 30 business days of the execution of this Agreement, Party A shall complete all transactions relating to the issuance of the Shares. Upon completion of the transactions relating to the issuance of the Shares, Party A shall deliver to Party B a certificate representing the Shares. In addition, Party A guarantees that the issuance of the Shares are in compliance with U.S. securities laws and that Party A will file all necessary reports regarding the transaction with the U.S. Securities and Exchange Commission.

4.	This Agreement shall be executed in two copies and effective upon full execution by both Parties.

Party A: Shandong Zhouyuan Seed and Nursery Co., Ltd	Party B: Zhou Jian

Representative: Wang Zhigang
November 10, 2008